Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mid-Southern Bancorp, Inc. of our report dated March 23, 2020, relating to our audits of the consolidated financial statements of Mid-Southern Bancorp, Inc. included in the Annual Report on Form 10-K for Mid-Southern Bancorp, Inc. for the year ended December 31, 2019.

/s/  Monroe Shine & Co., Inc.

New Albany, Indiana
May 29, 2020